UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Texas Pacific Land Trust

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On March 25, 2019, Texas Pacific Land Trust (the “Trust” or “Texas Pacific”) furnished the following to the holders of sub-share certificates of the Trust  in connection with the dissemination of the Trust’s Annual Report on Form 10-K:

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue, Suite 2770
Dallas, Texas 75201

To the Sub-share and Certificate Holders of Texas Pacific Land Trust:

In 2018, the Trust reported $209.7 million of net income, the highest in its 131 year history. This was due to a 94.1% increase in gross revenue to $300.2 million in 2018 compared to $154.6 million in 2017. Net income per Sub-share certificate increased 117.5% to $26.93 in 2018 compared to $12.38 in 2017. These increases in revenue and net income are due to a continued increase in development activity in the Permian Basin and the Trust’s strategic focus to maximize revenue from its approximately 900,000 acres of land.

Part of that strategic focus involved the creation of Texas Pacific Water Resources LLC (“TPWR”) in June 2017. Drilling and completion activity in the Permian Basin continues to rise as operators are increasing their focus on development of leaseholds throughout the basin. Longer well laterals combined with large water load frac design, due to high proppant (sand or similar particulate) load and carrying limits, continue to drive the need for increased water demand for fracturing activities. TPWR, a wholly owned subsidiary of the Trust, focuses on providing a full-service water offering to operators in the Permian Basin. These services include brackish (briny, non-potable) water sourcing, produced-water gathering/treatment/recycling, infrastructure development/construction, disposal, water tracking, analytics and well testing services. TPWR is committed to sustainable water development with significant focus on the large-scale implementation of recycled water operations.

As of December 31, 2018, TPWR continues to build out its water production, storage and delivery infrastructure system in the Permian Basin. TPWR has entered into multiple sourcing contracts with oil and gas operators throughout the basin to provide water to the operators. While several projects are currently functional, construction is ongoing to add additional capacity.

TPWR also performs produced water treatment services for multiple operators. This service is typically performed using a TPWR constructed mobile water treatment system which is capable of treating up to 40,000 bbls/day. We anticipate adding additional treatment systems throughout the course of 2019.

During the year ended December 31, 2018, the Trust invested approximately $35.2 million in TPWR projects to develop brackish water sourcing and treatment system assets. In its first full fiscal year of operation, TPWR generated $88.7 million in gross revenue consisting of $63.9 million in water sales and royalties and $24.8 million in easements and sundry income.

Total revenues in 2018, exclusive of land sales, were $295.9 million compared to $154.4 million in 2017 and consisted of the following:

●	Oil and gas royalty revenue was $123.8 million compared to $58.4 million in 2017, an increase of 112.0%. Oil royalty revenue was $94.6 million compared to $36.9 million in 2017, up 156.4%. Oil royalty production was up 110.0% and the average price per barrel received in 2018 increased to $57.57 from $47.33 in 2017, or 21.6%. Gas royalty revenue was $29.2 million compared to $13.8 million, up 111.4% on a volume increase of 178.5% partially offset by a price decrease to $2.70 per MCF in 2018 from $3.56 in 2017 or 24.2%. Additionally, oil and gas royalties for the year ended December 31, 2017 included $7.7 million related to an arbitration settlement with Chevron U.S.A., Inc.

●	Easements and sundry income was $88.7 million compared to $70.0 million in 2017, an increase of 26.8%. This increase resulted primarily from increases in pipeline easement income, lease rental income and permit income for the year ended December 31, 2018 compared to the same period in 2017. Pipeline easement income increased $8.0 million for 2018 compared to 2017.

●	Water sales and royalty revenue were $63.9 million compared to $25.5 million in 2017, an increase of 150.3%. This increase is due primarily to the Trust’s continued development of water well fields, storage, and delivery infrastructure on its own land partially offset by a decrease in the royalties received from existing legacy agreements.

●	Revenue from the sale of oil and gas royalty interests was $18.9 million for the year ended December 31, 2018. The Trust sold nonparticipating perpetual royalty interests in approximately 812 net royalty acres for an average price of approximately $23,234 per net royalty acre.

●	Other income of $0.5 million, consisting mainly of grazing lease rentals. Grazing lease rental income was down slightly compared to 2017.

Land sales in 2018 were $4.4 million compared to $0.2 million in 2017. The Trust sold approximately 171 acres of land in 2018 for an average price of approximately $25,464 per acre. Because land sales may vary significantly from year to year, the total dollar volume of land sales in any one year should not be assumed to be indicative of sales in the future.

Total expenses for 2018 were $91.4 million, $52.0 million of which were Federal and state taxes. The comparable 2017 figures were $57.5 million and $47.8 million, respectively.

As provided in Article Seventh of the Declaration of Trust, dated February 1, 1888, establishing the Trust, it has been and will continue to be the practice of the Trustees to purchase and cancel outstanding certificates and sub-shares. The Trust purchased and retired 973,659 sub-shares at an average price of $148.21 in the five-year period beginning January 1, 2013 and ending December 31, 2017, which is 11.1% of the total number of sub-shares outstanding as of December 31, 2012. An additional 59,185 sub-shares were purchased in 2018 at a cost of $38.4 million, representing an average cost of $648.76 per sub-share. The market price of sub-shares on the New York Stock Exchange ranged from a low of $409.00 to a high of $877.97 during 2018. These purchases are generally made in the open market and there is no arrangement, contractual or otherwise, with any person for any such purchase. As permitted by the Declaration, the Trust may negotiate prices on unsolicited blocks of sub-shares which it may be offered from time to time.

For a number of years, the Trustees have followed the practice of declaring a cash dividend at their meeting in February. A cash dividend of $1.05 per sub-share, and a special cash dividend of $3.00 per sub-share, were declared February 21, 2018 and paid March 16, 2018. This amount, together with the $38.4 million in sub-shares repurchased, returned $70.0 million to sub-shareholders in 2018.

At their February 25, 2019 meeting, the Trustees declared a cash dividend of $1.75 per sub-share, payable March 15, 2019 to sub-shareholders of record at the close of business on March 8, 2019. This is the sixteenth consecutive year that the declared dividend has increased. Additionally, the Trustees declared a special dividend of $4.25 per sub-share payable March 15, 2019 to sub-shareholders of record at the close of business on March 8, 2019.

The range of reported sales prices for sub-shares on the New York Stock Exchange for each calendar quarter during the past two years was as follows:

	2018		2017
	High	Low	High	Low
1st quarter	$569.99	$446.01	$336.83	$259.00
2nd quarter	$739.89	$496.15	$315.00	$275.65
3rd quarter	$874.00	$692.06	$414.79	$286.79
4th quarter	$877.97	$409.00	$458.00	$377.96

A report showing the operations of the Trust for 2018, prepared by General Agent Robert J. Packer, follows.

John R. Norris III,

David E. Barry,

Trustees.

To Messrs.

John R. Norris III David E. Barry	}	Trustees,

GENTLEMEN:

The following is a report of the operations of Texas Pacific Land Trust for the year ended December 31, 2018.

SEGMENTS

With the addition of TPWR in June of 2017, we now segregate our business into the following segments:

●	Land and Resource Management, and

●	Water Service and Operations

The Land and Resource Management segment encompasses the business of managing the approximately 900,000 acres of land and related resources in West Texas owned by the Trust. The Water Service and Operations segment encompasses operations related to our sales of water, either through royalties or direct sales.

A summary of revenues and net income produced by each segment is provided in the tables below (in thousands):

Segments	Consolidated Revenues
	2018	2017
Land and Resource Management	$211,476	$123,340
Water Service and Operations	88,744	31,294
Total Consolidated Revenue	$300,220	$154,634

Segments	Consolidated Net Income
	2018	2017
Land and Resource Management	$159,611	$78,468
Water Service and Operations	50,125	18,763
Total Consolidated Net Income	$209,736	$97,231

LAND TRANSACTIONS

For the year ended December 31, 2018, we sold approximately 171.5 acres for an aggregate sales price of approximately $4.4 million, or approximately $25,464 per acre. Revenue from land sales is subject to substantial fluctuations from quarter to quarter and year to year.

For the year ended December 31, 2018, we acquired approximately 14,650 acres of land in Texas for an aggregate purchase price of approximately $9.4 million, an average of approximately $640 per acre.

LOCATION OF UNSOLD LANDS AND NONPARTICIPATING
PERPETUAL ROYALTY INTERESTS

As of December 31, 2018

	ACREAGE
County	Surface	1/128 Royalty	1/16 Royalty
Callahan	—	—	80.00
Coke	—	—	1,183.50
Concho	3,401.30	—	—
Crane	3,621.36	264.65	5,198.15
Culberson	298,960.49	—	111,513.14
Ector	19,887.46	33,633.45	11,792.88
El Paso	16,613.34	—	—
Fisher	—	—	320.00
Glasscock	20,712.70	3,600.00	11,110.91
Howard	4,788.04	3,098.54	1,840.00
Hudspeth	163,770.75	—	1,008.00
Jeff Davis	13,117.24	—	7,554.65
Loving	73,389.62	6,106.66	48,066.00
Midland	29,007.55	12,945.00	13,120.00
Mitchell	3,842.08	1,760.00	585.91
Nolan	1,600.00	2,487.73	3,157.43
Palo Pinto	—	—	800.00
Pecos	43,407.12	320.00	16,895.31
Presidio	—	—	3,200.00
Reagan	—	6,162.15	1,273.63
Reeves	185,690.81	3,013.34	116,690.98
Stephens	—	2,817.33	160.00
Sterling	5,212.46	640.00	2,080.00
Taylor	689.73	—	966.00
Upton	6,660.82	6,903.00	9,100.60
Winkler	7,803.69	1,181.75	3,040.00
Total	902,176.56	84,933.60	370,737.09

A map showing the general location of the above described surface acreage appears on the last page of this Report. Currently there are approximately 235,340 surface acres that include a 1/16 non-participating perpetual royalty interest and approximately 32,536 surface acres that include a 1/128 non-participating perpetual royalty interest. The Trust has no surface ownership in respect to the remaining 1/16 and 1/128 non-participating perpetual royalty interest acreage.

Not included in the above is approximately 1,826 net royalty acres the Trust acquired in 2018 for an average of $13,309 per net royalty acre in Glasscock, Howard, Martin, Midland, Reagan and Upton counties.

COMPARATIVE STATEMENT OF TAXES

(in thousands)

Taxes	2018	2017
Income	$52,014	$47,830
Ad valorem	118	111
Payroll and other taxes	503	154
Total Taxes	$52,635	$48,095

OIL AND GAS

Oil and gas royalty revenue was $123.8 million for the year ended December 31, 2018 compared to $58.4 million for the year ended December 31, 2017, an increase of 112.0%. Oil royalty revenue was $94.6 million, up 156.4% and gas royalty revenue was $29.2 million, up 111.4%. Additionally, oil and gas royalty revenue for the year ended December 31, 2017 included $7.7 million related to an arbitration settlement with Chevron U.S.A., Inc., (“Chevron”).

Crude oil production increased 110.0% in 2018 compared to 2017. The average price received in 2018 was $57.57 per barrel, compared to $47.33 in 2017. Gas production increased 178.5% in 2018. The average price of gas received decreased to $2.70 per MCF in 2018 from $3.56 in 2017.

Total production increased by 900,734 oil royalty barrels and 230,805 gas equivalent royalty barrels, as shown in the two-year comparison of royalty production and royalty revenue below.

Royalty Production	2018	2017
Oil, Bbls.	1,719,588	818,854
Gas, MCF	11,626,278	4,174,691
Gas, Bbls. Equiv.	544,420	313,615
Total, Bbls. Equiv.	2,264,008	1,132,469

	(in thousands)
Royalty Revenue	2018	2017(1)
Oil	$94,598	$36,875
Gas	29,236	13,832
Total	$123,834	$50,707

(1)	Excludes $7.7 million arbitration settlement with Chevron.

NEW WELLS DEVELOPED DURING 2018

SUBJECT TO THE TRUST’S NONPARTICIPATING

PERPETUAL ROYALTY INTEREST

	NUMBER OF WELLS
	1/128*	1/16*
County and Field	Royalty	Royalty
CULBERSON COUNTY
Ford, West — Wolfcamp	—	61
Derby — Bonespring	—	1
Wildcat	—	1
ECTOR COUNTY
Arbol De Nada —Devonian	—	1
Goldsmith	2	—
LOVING COUNTY
Phantom — Wolfcamp	17	64
Sandbar — Bonespring	2	6
Wildcat	—	1
MARTIN COUNTY
Spraberry Trend Area	—	4
MIDLAND COUNTY
Pegasus — Consolidated	17	1
Spraberry Trend Area	1	65
REEVES COUNTY
Phantom — Wolfcamp	—	61
Wolfbone Trend Area	—	19
UPTON COUNTY
Pegasus — Consolidated	10	—
	49	285

*	Subject to adjustment for unitization or producing units.

There are a number of oil and gas wells that have been drilled but are not yet completed where the Trust has a royalty interest. Currently, the Trust has identified 309 such wells. The process of identifying these wells is ongoing and we anticipate updates going forward to be affected by a number of factors including, but not limited to, ongoing changes/updates to our identification process, changes/updates by Drilling Info (our main source of information in identifying these wells) in their identification process, the eventual completion of these wells, and additional wells drilled but not completed by companies operating where we have a royalty interest.

Respectfully submitted,

Robert J. Packer,

General Agent

Dallas, Texas

February 25, 2019

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
99.1	Security Holdings of Participants.

About Texas Pacific Land Trust

Texas Pacific is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. Texas Pacific was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable certificates of proprietary interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner.

Additional Information and Where to Find It

Texas Pacific, its trustees and certain of its executive officers are participants in the solicitation of proxies from holders of Texas Pacific sub-share certificates in connection with the matters to be considered at the Trust’s upcoming special meeting of holders of sub-share certificates (the “Special Meeting”). Texas Pacific intends to file a proxy statement and BLUE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from holders of Texas Pacific sub-share certificates.

HOLDERS OF TEXAS PACIFIC SUB-SHARE CERTIFICATES ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Exhibit 99.1 to the DEFA14A filed with the SEC on March 25, 2019 (“Exhibit 99.1”) contains information regarding the direct and indirect interests, by security holdings or otherwise, of Texas Pacific’s trustees and executive officers in Texas Pacific’s securities. In the event that holdings of Texas Pacific securities change from the amounts printed in such Exhibit 99.1, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through Texas Pacific’s website at www.tpltrust.com in the section “SEC Filings” or through the SEC’s website at www.sec.gov. Information can also be found in Texas Pacific’s other SEC filings, including Texas Pacific’s most recently filed Annual Report on Form 10-K. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Special Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Texas Pacific with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Texas Pacific’s website at www.tpltrust.com.

Forward-Looking Statements

This filing may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this filing, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this filing, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor

Sydney Isaacs

(713) 343-0427

sri@abmac.com

Investor Relations:

MacKenzie Partners

Paul Schulman

(212) 929-5364

pschulman@mackenziepartners.com